Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form F-1 of our report dated February 27, 2025, except for the segment reporting as described in note 1 to the financial statements, as to which the date is July 25, 2025 and except for the effects of the reverse stock split as described in note 5 to the financial statements, as to which the date is December 05, 2025, relating to the financial statements of Atlas Critical Minerals Corporation included in its Annual Report on Form 20-F for the year ended December 31, 2024.

For, Pipara & Co LLP (6841)

Place: Mumbai, India

Date: December 05, 2025